                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

 / /  Preliminary Proxy Statement                  / /  Confidential, for Use of the Commission
                                                        Only (as permitted by Rule 14a-6(e)(2))
 /X/  Definitive Proxy Statement
 / /  Definitive Additional Materials
 / /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         Compression Labs, Incorporated
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

 /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or Item 22(a)(2)
      of Schedule 14A.
 / /  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
 / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1. Title of each class of securities to which transaction applies:
         Common Stock
         -------------------------------------------------------------------------------------
      2. Aggregate number of securities to which transaction applies:
         -------------------------------------------------------------------------------------
      3. Per unit price or other underlying value of transaction computed pursuant to Exchange
      Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -------------------------------------------------------------------------------------
      4. Proposed maximum aggregate value of transaction:
         -------------------------------------------------------------------------------------
      5. Total fee paid:
         -------------------------------------------------------------------------------------
 / /  Fee paid previously with preliminary materials.
 / /  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
      and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1. Amount Previously Paid:
         -------------------------------------------------------------------------------------
      2. Form, Schedule or Registration Statement No.:
         -------------------------------------------------------------------------------------
      3. Filing Party:
         -------------------------------------------------------------------------------------
      4. Date Filed:
         -------------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1996

TO THE STOCKHOLDERS OF
COMPRESSION LABS, INCORPORATED

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Compression Labs, Incorporated (the "Company"), a Delaware corporation, will be held on Thursday, May 23, 1996 at 1:00 p.m. local time at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110, for the following purposes:

     1. To elect two (2) directors to hold office until the 1999 Annual Meeting.

     2. To approve an amendment to each of the Company's 1980 Stock Option Plan, 1984 Supplemental Stock Option Plan and 1984 Employee Stock Purchase Plan that will increase the aggregate number of shares reserved under such plans by 600,000 shares.

     3. To approve an amendment to the Company's 1992 Non-Employee Directors' Stock Option Plan that will increase the aggregate number of shares reserved under the plan by 60,000 shares.

     4. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1996.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 4, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY FROM YOUR BROKER, BANK OR OTHER NOMINEE.

                                          By Order of the Board of Directors

                                          T. GARY TRIMM,
                                          President and
                                          Chief Executive Officer

San Jose, California
April 11, 1996

                         COMPRESSION LABS, INCORPORATED
                              2860 JUNCTION AVENUE
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Compression Labs, Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 23, 1996 at 1:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth therein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110. The Company intends to mail this proxy statement and accompanying proxy card on or about April 11, 1996 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, D.F. King & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for any such services. D.F. King & Co., Inc. has been retained to assist in soliciting proxies in favor of the proposals set forth herein and will receive a fee estimated to be approximately $6,500 for its services plus reasonable expenses incurred.

VOTING

     Only holders of record of Common Stock at the close of business on April 4, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 4, 1996, the Company had issued and outstanding 15,500,396 shares of Common Stock. Each holder of record on such date will be entitled to one vote for each share of Common Stock held.

     The required quorum for the meeting, which must be represented in person or by proxy, is a majority of the outstanding shares of Common Stock on the record date. All votes will be tabulated by the inspectors of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose of determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2860 Junction Avenue, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director is elected, or until his earlier death, resignation or removal. In the event of a vacancy on the Board of Directors, unless the Board of Directors otherwise determines, the Restated Certificate of Incorporation permits the remaining members of the Board of Directors or the holders of a majority of the outstanding shares of the Company entitled to vote on the election of directors to fill such vacancy, and the director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified, or until his earlier death, resignation or removal.

     The Board of Directors is presently comprised of five members. Robert J. Casale and T. Gary Trimm are the two directors in the class whose term of office expires in 1996.

     Mr. Casale and Mr. Trimm are the two nominees for election to the class of directors to be elected at the Annual Meeting. Each is currently a director of the Company. Mr. Casale was previously elected by the stockholders, and Mr. Trimm was elected by the Board of Directors to fill the vacancy left by John E. Tyson, who resigned as President, Chief Executive Officer and Chairman of the Board effective February 1996. Dr. Arthur G. Anderson was elected Chairman of the Board effective February 1996. If elected at the Annual Meeting, each nominee would serve until the 1999 annual meeting and until his successor is elected and qualified, or until his death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy, unless authorization to do so is withheld, to vote the proxies received by them for the election of the nominees named below. If prior to the Annual Meeting either of the nominees should become unavailable for election, an event which is not now anticipated by the Board of Directors, the proxies will be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that such nominees will be unable to serve.

     Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.

                                                                            DIRECTOR
                                 NAME                               AGE      SINCE       CLASS
    --------------------------------------------------------------  ---     --------     -----
    Dr. Arthur G. Anderson(1)(2)..................................  69        1984       III
    Robert J. Casale(1)(2)........................................  57        1986        II
    Robert B. Liepold(1)(2).......................................  70        1988       III
    T. Gary Trimm.................................................  48        1996        II
    David A. Wegmann(1)(2)........................................  49        1981        I

- ---------------

(1) Member of the Audit Committee. Mr. Liepold was elected to the Audit Committee in February 1996.

(2) Member of the Compensation Committee. Mr. Wegmann was elected to the Compensation Committee in February 1996.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING -- CLASS II DIRECTORS

ROBERT J. CASALE

     Mr. Casale has served as a member of the Board of Directors since October 1986. He is currently Group President of the Brokerage Information Services Group of Automatic Data Processing, Inc., a provider of computer and data processing services. From 1986 to 1987 he served as Managing Director for the Mergers and Acquisitions Division of Kidder Peabody & Co., Incorporated, a securities brokerage and investment banking firm. Mr. Casale is also a director of Provident Mutual Life Insurance Co., Tricord Systems, Inc., and Quantum Corporation.

T. GARY TRIMM

     Mr. Trimm has been President, Chief Executive Officer and a member of the Board of Directors since February 1996 and Principal Financial Officer since April 1996. From February 1995 to February 1996, he was Senior Vice President and President, Broadcast Products Group of the Company. From March 1994 to February 1995, he was President of the North American Division of Scientific-Atlanta, Inc. ("S-A"), which supplies advanced analog and digital video systems to the cable and telephone industry. From January 1990 to March 1994, he held the position of President of the Subscriber Systems Division at S-A, where he had general management responsibility for S-A's analog and digital settop business. From April 1988 to March 1990, Mr. Trimm held other senior management positions at S-A, including President of the Spectral Dynamics Division.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING -- CLASS III DIRECTORS

Dr. ARTHUR G. ANDERSON

     Dr. Anderson has served as a member of the Board of Directors of the Company since August 1984 and is currently serving as Chairman of the Board. He is a consultant on science and engineering management and a member of the National Academy of Engineering. Dr. Anderson held various positions with International Business Machines Corporation ("IBM") from 1951 to June 1984, including IBM Director of Research, General Products Division President, Group Executive and IBM Vice President. He retired from IBM in June 1984.

ROBERT B. LIEPOLD

     Mr. Liepold has served as a member of the Board of Directors of the Company since May 1988. Since 1984, he has served as President of Robert B. Liepold, Inc., an advisor to senior corporate management for strategic planning, marketing and organization.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING -- CLASS I DIRECTOR

DAVID A. WEGMANN

     Mr. Wegmann has served as a member of the Board of Directors of the Company since May 1981. He has been a private investor since 1988. Prior to that, he was a Vice President of Citicorp Venture Capital Ltd. Mr. Wegmann is also a director of MMI Medical, Inc. and Plantronics, Inc.

BOARD COMMITTEES AND MEETINGS

     During the year ended December 31, 1995, the Board of Directors held nine meetings. The Board has standing Audit and Compensation Committees. The Board has no standing nominating committee or any committee performing the functions of such committee.

     The Audit Committee recommends the engagement of the Company's independent auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls and performs other related duties delegated to such committee by the Board. During 1995, the Audit Committee consisted of three non-employee directors: Dr. Anderson and Messrs. Casale and Wegmann. The Audit Committee met two times during fiscal year 1995.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During 1995, the Compensation Committee consisted of three non-employee directors: Dr. Anderson and Messrs. Casale and Liepold. The Compensation Committee met nine times during fiscal year 1995.

     During the year ended December 31, 1995, each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   MANAGEMENT

     Set forth below is information regarding executive officers who are not also directors.

               NAME                  AGE                      POSITION
- -----------------------------------  ---     ------------------------------------------
Dr. Wen H. Chen....................  57      Senior Vice President, Research and Chief
                                             Scientist
Ted S. Augustine...................  55      Vice President, Worldwide Sales,
                                             Videoconferencing Products
James D. Lakin.....................  52      Vice President, Sales and Marketing,
                                             Broadcast Products
Anthony Pilarinos..................  45      Vice President, Engineering,
                                             Videoconferencing Products
Steven E. Richardson...............  44      Vice President, Marketing,
                                             Videoconferencing Products
Paul P. Romeo......................  47      Vice President, Operations,
                                             Videoconferencing Products
Michael E. Seifert.................  37      Vice President, Finance and Chief
                                             Accounting Officer

     Dr. Chen has been Senior Vice President, Research and Chief Scientist of the Company since September 1989.

     Mr. Augustine has been Vice President, Worldwide Sales, Videoconferencing Products of the Company since December 1993. From January 1987 to December 1993 he was Vice President, North American Sales, Videoconferencing Products.

     Mr. Lakin has been Vice President, Sales and Marketing, Broadcast Products of the Company since September 1991. From March 1991 to September 1991, he was the Company's Eastern Region Sales Director for Business Television.

     Mr. Pilarinos has been Vice President, Engineering, Videoconferencing Products of the Company since August 1993. Prior to joining the Company, from 1974 to 1993, he held various positions in the Engineering, Marketing and Manufacturing Departments at Hewlett-Packard Co., most recently as Research and Development Manager, Workstation Graphics and Multimedia Technology Lab since 1989.

     Mr. Richardson has been Vice President, Marketing, Videoconferencing Products of the Company since March 1996 and was Vice President, Product Marketing of the Company from June 1993 until March 1996. Mr. Richardson joined the Company in December 1987, serving as Director, Technical Marketing from December 1987 to February 1992 and as Executive Director, Technical Marketing, Videoconferencing Products from February 1992 to June 1993.

     Mr. Romeo has been Vice President, Operations, Videoconferencing Products of the Company since September 1991. From January 1989 until September 1991, he was the Company's Executive Director of Manufacturing.

     Mr. Seifert has been Vice President, Finance and Chief Accounting Officer of the Company since April 1996. From October 1993 until April 1996, he was the Company's Corporate Controller. Prior to joining the Company, from September 1990 to October 1993, he was Corporate Controller of Sierra Semiconductor Corporation. Mr. Seifert is a licensed Certified Public Accountant in the state of California.

                                   PROPOSAL 2

                APPROVAL OF AMENDMENTS TO THE 1980 STOCK OPTION
                 PLAN, THE 1984 SUPPLEMENTAL STOCK OPTION PLAN
                   AND THE 1984 EMPLOYEE STOCK PURCHASE PLAN

     On March 26, 1996, the Company's Board of Directors adopted an amendment, subject to stockholder approval, to increase the number of shares reserved for issuance on a combined basis under the 1980 Stock Option Plan and the 1984 Supplemental Stock Option Plan (the "Option Plans") and the 1984 Employee Stock Purchase Plan (the "Purchase Plan") (the Option Plans and the Purchase Plan collectively, the "Plans") by 600,000 shares, from 7,400,000 to 8,000,000 shares. At March 27, 1996, options (net of canceled or expired options) covering an aggregate of 6,279,200 shares of the Company's Common Stock had been granted under the Option Plans, an aggregate of 624,560 shares of the Company's Common Stock had been purchased under the Purchase Plan, and 496,240 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant or purchase under the Plans. A general description of the Plans is set forth below.

     Stockholders are requested in this Proposal 2 to approve the Plans, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve the Plans, as amended.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                THE OPTION PLANS

GENERAL

     The Option Plans provide a means by which selected officers and employees of and, in the case of the 1984 Supplemental Stock Option Plan (the "Supplemental Plan"), consultants and directors to the Company and its affiliates can be given an opportunity to purchase stock in the Company, thus assisting the Company to retain the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. The stock options granted under the 1980 Stock Option Plan (the "ISO Plan") are intended to be eligible for the tax treatment accorded "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); options granted under the Supplemental Plan are not so intended. A total of 7,400,000 shares of the Company's Common Stock have previously been authorized for issuance under the Plans on a combined basis.

     During the year ended December 31, 1995, Messrs. Trimm, Chen, Augustine, Lakin, Tyson and Silver, all executive officers as a group, and all employees as a group (excluding such executive officers) were granted options exercisable for 250,000, 10,000, 7,000, 15,000, 50,000, 25,000, 467,000 and 471,510 shares, respectively, under the Option Plans at exercise prices ranging from $7.19 to $10.25 per share.

ADMINISTRATION

     The Option Plans are administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Option Plans and, subject to the provisions of the Option Plans, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors has the power, which it has exercised, to delegate administration of the Option Plans to a committee composed of not fewer than three disinterested members of the Board. The Board may abolish any such committee at any time and revest in the Board the administration of the Option Plans. The Board of Directors has delegated its administrative functions over the Options Plans to the Compensation Committee.

ELIGIBILITY

     Incentive stock options may be granted under the ISO Plan only to selected key employees (including officers) of the Company and its affiliates. Options may be granted to directors of the Company under the ISO Plan only if such directors are also key employees of the Company or any of its affiliates. Nonstatutory stock options may be granted under the Supplemental Plan only to key employees (including officers) of, directors of, or consultants to the Company or its affiliates. Mr. Trimm, President, Chief Executive Officer and a director of the Company, has been expressly declared eligible to participate by required action of the Board.

     No option may be granted under the ISO Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For options granted under the ISO Plan after 1986, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

     No director may be granted an option under either of the Option Plans unless: (i) the number of shares subject to the option; (ii) the number of shares acquired by such director under the Option Plans and the Purchase Plans; and (iii) the aggregate number of shares held by such director subject to outstanding options granted under the Plans does not exceed 20% of the total aggregate number of shares reserved for issuance under the Plans.

     Each of the Option Plans imposes a per-employee, per-calendar-year option grant limitation equal to 400,000 shares of Common Stock. The purpose of these limitations is to ensure that the Company generally will continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the Option Plans. As of March 27, 1996, approximately 534 officers and employees were eligible to participate in the Option Plans.

STOCK SUBJECT TO THE OPTION PLANS

     If options granted under the Option Plans expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Plans.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Option Plans. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the ISO Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Supplemental Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. At March 27, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $5.875 per share. The exercise price of options granted under the Option Plans must be paid either: (i) in cash at the time the option is exercised; (ii) by delivery of other Common Stock of the Company; (iii) pursuant to a deferred payment arrangement; or (iv) in any other form of legal consideration acceptable to the Board.

     Option Repricing. In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options.

     Option Exercise. Options granted under the Option Plans may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Option Plans typically vest in eight equal semiannual installments during optionee's employment or services as a consultant. Shares covered by options granted in the future under the Option Plans may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Option Plans may permit exercise prior to vesting, but in such event the optionee will be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting.

     Term. The maximum term of options under the Option Plans is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. In general, options under the Option Plans terminate three months after the optionee ceases to be employed by the Company or any affiliate of the Company, unless: (i) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (ii) the optionee dies while employed by the Company or any affiliate of the Company, or within three months after termination of such employment, in which case, the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISION

     If there is any change in the stock subject to the Option Plans or subject to any option granted under the Option Plans (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Option Plans and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECTS OF CERTAIN CORPORATE EVENTS

     The Option Plans provide that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plans or substitute similar options for those outstanding under such plans. In addition, under the ISO Plan, such outstanding options may continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the Option Plans, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Option Plans without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the ISO Plan and the Supplemental Plan will terminate in December 1999.

     The Board may also amend the Option Plans at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for issuance under the Option Plans; or (ii) materially modify the requirements as to eligibility for participation in the Option Plans; or (iii) materially increase the benefits accruing to participants under the Option Plans. The ISO Plan expressly contemplates that the Board may adopt amendments in any respect to provide optionees with the maximum benefits under the Code relating to incentive stock options or to bring the ISO Plan into compliance with the Code. The Board may submit any other amendments to the Option Plans for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code relating to the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

     Under the Option Plans, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and, during the lifetime of an optionee, may be exercised only by the optionee.

FEDERAL INCOME TAX INFORMATION

     The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plans, does not purport to be complete, and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

     Incentive Stock Options. Incentive stock options under the ISO Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, for the optionee, the exercise of an incentive stock option may result in the imposition of or an increase in liability for the optionee's alternative minimum tax.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon the exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of the disposition the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, (the "1934 Act").

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Supplemental Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long- or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the 1934 Act.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                     THE 1984 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Purchase Plan provides a means by which employees of the Company and its affiliates can be given an opportunity to purchase Common Stock of the Company through payroll deductions, thus assisting the Company to retain the services of its employees, and providing incentives for such persons to exert maximum efforts for the success of the Company. A total of 7,400,000 shares of the Company's Common Stock have previously been authorized for issuance under the Plans, on a combined basis. As of March 27, 1996, a total of 496,240 shares were available for future grant or purchase under the Plans (plus any shares that might in the future be returned to the Plans as a result of cancellation or expiration of options).

     During the year ended December 31, 1995, Messrs. Trimm, Chen, Augustine, Lakin, Tyson and Silver, all executive officers as a group, and all employees as a group (excluding such executive officers) purchased 0, 402, 416, 0, 366, 0, 6,536 and 93,011 shares, respectively, under the 1984 Employee Stock Purchase Plan at purchase prices ranging from $5.31 to $8.29 per share.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power, which it has exercised, to delegate administration of such plan to a committee of Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan. The Board has delegated its administrative functions over the Purchase Plan to the Compensation Committee.

GRANT OF RIGHTS; OFFERINGS

     The Board has the power to grant rights to purchase stock of the Company under the Purchase Plan to eligible employees (an "Offering") on a date or dates selected by the Board (the "Offering Date(s)"). Each Offering will be in the form and contain terms and conditions established by the Board, subject to the required provisions of the Purchase Plan which are described in this proxy statement. The provisions of separate

Offerings need not be identical. The Board has currently authorized continuous Offerings coinciding with the Company's fiscal quarters. The Offering Date for each such Offering is the first day of the applicable fiscal quarter. The limit on the aggregate number of shares of Common Stock available for purchase under the Purchase Plan per calendar quarter is set from time to time at the discretion of the Board of Directors. If the quarterly limit is exceeded, the Board will make a pro rata allocation of shares available in a uniform and equitable manner.

ELIGIBILITY

     Any person who is customarily employed by the Company or its affiliates (subject to certain minimum requirements) on an Offering Date is eligible to participate in the Purchase Plan.

     No employee is eligible for the Purchase Plan if, immediately after those rights are granted, the employee would own or be deemed to own stock of the Company possessing five percent (5%) or more of the total combined voting power or value of stock of the Company or any affiliate of the Company. No rights may be granted that would permit an employee to purchase stock with a fair market value in excess of $25,000 (determined at the time the rights are granted) under all employee stock purchase plans of the Company in any calendar year. As of March 27, 1996, approximately 534 employees of the Company were eligible to participate in the Purchase Plan.

TERMS OF RIGHTS

     In order to participate in the Purchase Plan, an eligible employee must authorize payroll deductions of up to a maximum of fifteen percent (15%) of a participant's total compensation. In connection with each Offering, the Board of Directors specifies the maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased by all participants pursuant to the Offering, within the limits prescribed by the Purchase Plan. The purchase price of stock acquired pursuant to rights granted under the Purchase Plan will not be less than eighty-five percent (85%) of the lower of: (i) the fair market value of a share of Common Stock on the date of commencement of the Offering; or (ii) the fair market value of a share of Common Stock on the last day of the Offering period.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Purchase Plan will be appropriately adjusted as to the class and the maximum number of shares subject to the Purchase Plan and the class, number of shares and price per share of stock subject to outstanding rights.

DURATION, AMENDMENT AND TERMINATION

     The Board of Directors may suspend or terminate the Purchase Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Purchase Plan will terminate in December 1999.

     The Board may also amend the Purchase Plan at any time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months of its adoption by the Board, if the amendment would: (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan; (ii) modify the requirements relating to eligibility for participation in the Purchase Plan; or (iii) modify any other provision of the Purchase Plan in any other way, if such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 under the 1934 Act.

FEDERAL INCOME TAX CONSEQUENCES OF RIGHTS UNDER THE PURCHASE PLAN

     The following is only a summary of the effect of federal income taxation upon a participant and the Company with respect to purchase and sale of shares under the Purchase Plan, does not purport to be complete, and does not discuss the income tax laws of any state or foreign country in which a participant may reside.

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of: (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price; or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 28% while the maximum ordinary rate is effectively 39.6% at the present time.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 3

                       APPROVAL OF AMENDMENT TO THE 1992
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     On March 26, 1996, the Company's Board of Directors adopted an amendment, subject to stockholder approval, to increase the number of shares reserved for issuance under the 1992 Non-Employee Director's Stock Option Plan (the "Directors' Plan") by 60,000 shares, from 108,000 to 168,000 shares. At March 27, 1996, options (net of canceled or expired options) covering an aggregate of 108,000 shares of the Company's Common Stock had been granted under the Directors' plan and no shares (other than any shares that might in the future be returned to the Directors' Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors' Plan. A general description of the Directors' Plan is set forth below.

     Stockholders are requested in this Proposal 3 to approve the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve the Directors' Plan, as amended.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

                              THE DIRECTORS' PLAN

GENERAL

     The Directors' Plan provides for the grant of nonqualified stock options. Nonqualified stock options granted under the Directors' Plan are intended not to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonqualified stock options. A total of 108,000 shares of the Company's Common Stock have previously been authorized for issuance under the Directors' Plan.

     Pursuant to the Directors' Plan, options to purchase 4,500 shares of the Company's Common Stock, representing a pro rata allocation of the shares then remaining available for grant under the Directors' Plan, at an exercise price of $9.75 per share, were granted in May 1995 to each of Dr. Anderson and Messrs. Casale, Liepold and Wegmann.

ADMINISTRATION

     The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee composed of not fewer than three members of the Board. As used herein with respect to the Directors' Plan, the term "Board" refers to any committee to which the Board delegates administrative authority with respect to the Directors' Plan, as well as to the Board of Directors itself. Subject to the provisions of the Directors' Plan, the Board has the power to construe and interpret the Directors' Plan and options granted under it, to establish, amend and revoke rules and regulations for its administration, to amend the Directors' Plan, and to generally exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

ELIGIBILITY

     Options may be granted under the Directors' Plan only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or of any affiliate of the Company. The term "affiliate" as used in the Directors' Plan means any parent or subsidiary corporation of the Company as those terms are defined in the Code. Four of the Company's five current directors (all except Mr. Trimm) are eligible to participate in the Directors' Plan.

     Options granted under the Directors' Plan are non-discretionary. Pursuant to the terms of the Directors' Plan, a Non-Employee Director will automatically be granted an option to purchase 6,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board, and in May 1992 each person that was serving as a Non-Employee Director on the date the Directors' Plan was adopted by the stockholders was granted an option to purchase 6,000 shares of Common Stock. Each Non-Employee Director thereafter will be granted automatically an option to purchase 6,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon each anniversary of his or her initial grant under the Directors' Plan, provided that such person is then a Non-Employee Director.

TERMS OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:

     Exercise Price; Payment. The exercise price of each option granted under the Directors' Plan is equal to the fair market value of the Common Stock subject to such option on the date such option is granted. The exercise price of options granted under the Directors' Plan must be paid either: (i) in cash at the time the option is exercised, (ii) by delivery to the Company of shares of Common Stock of the Company or (iii) by a combination of such methods of payment.

     Option Vesting. Options granted under the Directors' Plan vest with respect to each optionee in six equal bi-annual installments commencing on the date six months after the date of grant of the option, provided that the optionee has, during the entire six-month period prior to such vesting date, continuously served as a Non-Employee Director or as an employee of or consultant to the Company or any affiliate of the Company.

     Termination of Options. No option granted under the Directors' Plan is exercisable after the expiration of ten years from the date the option was granted.

     Nontransferability of Options. Options granted under the Directors' Plan are not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the person to whom the option is granted only by such person or by his or her guardian or legal representative.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding will be appropriately adjusted as to the class and maximum number of shares subject to the Directors' Plan and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Directors' Plan provides that in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, then, to the extent permitted by applicable law: (i) the time during which such options may be exercised will be automatically accelerated and such options will be exercisable in their entirety immediately prior to such event; (ii) any surviving corporation may elect to assume such options outstanding under the Directors' Plan or may substitute similar options for those outstanding under the Directors' Plan; and (iii) any options outstanding hereunder will terminate if not exercised or assumed prior to such event.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Directors' Plan at any time. Unless sooner terminated, the Directors' Plan will terminate on March 31, 2002.

     The Board may also amend the Directors' Plan at any time and from time to time; provided, however, that the Board may not amend the Directors' Plan more than once every six months with respect to the provisions of the Directors' Plan which relate to the amount, price and timing of grants, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. In addition, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after the adoption of the amendment, where the amendment would: (i) increase the number of shares reserved for options under the Directors' Plan; (ii) modify the requirements as to eligibility for participation in the Directors' Plan (to the extent such modification requires stockholder approval in order for the Directors' Plan to comply with the requirements of Rule 16b-3 under the 1934 Act); or (iii) modify the Directors' Plan in any other way if such modification requires stockholder approval in order for the Directors' Plan to comply with the requirements of Rule 16b-3 under the 1934 Act or Section 162(m) of the Code.

FEDERAL INCOME TAX INFORMATION

     The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete, and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

     Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options. Options granted under the Directors' Plan (referred to herein as "nonqualified stock options") generally have the following federal income tax consequences:

     Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory option. However, upon exercise of a nonstatutory option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Because the optionee is a director of the Company, under existing laws the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option will affect the time of taxation and the amount of income recognized at each such time. At the time the optionee recognizes ordinary income due to the exercise of the option, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick LLP and its predecessor have audited the Company's financial statements since 1981. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP. Abstentions will be counted toward total shares voted; broker non-votes will not be counted toward the total.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                 SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's class of voting securities as of March 1, 1996 by (i) all those known by the Company to be beneficial owners of more than 5% of its voting securities, (ii) all directors and nominees, (iii) each of the persons identified in the compensation table below under the heading "Compensation of Executive Officers" and (iv) all officers and directors of the Company as a group.

                                                                BENEFICIAL        APPROXIMATE
                DIRECTORS, NOMINEES, OFFICERS,                 OWNERSHIP OF         PERCENT
                     AND 5% STOCKHOLDERS                      COMMON STOCK(1)     OF CLASS(1)
    ------------------------------------------------------    ---------------     -----------
    Entities Affiliated With..............................       1,767,100            11.4%
      Loomis, Sayles & Company, L.P.(2)
      One Financial Center
      Boston, MA 02111
    Thomson Consumer Electronics S.A.(3)..................         883,599             5.7%
      9, place de Vosges, La Defense 5
      Courbevoie, Cedex 66
      92050 Paris La Defense, France
    TCW Group, Inc.(4)....................................         839,300             5.4%
      865 South Figueroa Street
      Los Angeles, CA 90017
    Ted S. Augustine......................................         112,635               *
    Dr. Arthur G. Anderson(5).............................         104,450               *
    Robert J. Casale(5)...................................          86,250               *
    Dr. Wen H. Chen(5)....................................         242,367             1.5%
    James D. Lakin(5).....................................          75,313               *
    Robert B. Liepold(5)..................................          79,750               *
    Robert A. Silver......................................               0               *
    John E. Tyson(5)......................................         317,699             2.0%
    T. Gary Trimm(5)......................................         107,143               *
    David A. Wegmann(5)...................................          86,750               *
    All officers and directors as a group (14
      persons)(5).........................................       1,592,086             9.4%

- ---------------
 *  Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,499,654 shares of Common Stock outstanding on March 1, 1996, adjusted as required by rules promulgated by the SEC.

(2) Loomis, Sayles & Company, L.P. ("Loomis Sayles") is an investment advisor registered under the Investment Advisers Act of 1940 and may be deemed to be the beneficial owner of the shares. Loomis Sayles shares investment authority of such shares and has sole voting authority with respect to 984,300 of such shares based on an amended Schedule 13G filing with the SEC containing share ownership information as of February 13, 1996.

(3) Based on an amended Schedule 13D filing with the SEC containing share ownership information as of March 2, 1994.

(4) Based on a Schedule 13G filing with the SEC containing share ownership information as of February 12, 1996.

(5) Includes shares that certain executive officers and directors of the Company have the right to acquire within 60 days after March 1, 1996 pursuant to exercise of outstanding options as follows: Ted S. Augustine, 110,438 shares; Dr. Arthur G. Anderson, 78,500 shares; Robert J. Casale, 84,750 shares; Dr. Wen H. Chen, 238,626 shares; James D. Lakin, 75,313 shares; Robert B. Liepold, 79,750 shares; Robert A. Silver, 0 shares; John E. Tyson, 280,250 shares; T. Gary Trimm, 107,143 shares; David A. Wegmann, 84,750 shares; and all executive officers and directors as a group, 1,502,184 shares.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering one transaction, was filed late by Mr. Silver.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The Company pays non-management members of the Board of Directors fees consisting of $5,000 annually plus $750 for each Board of Directors meeting and for each Audit and Compensation Committee meeting attended. In addition; in 1996, the Board of Directors established an Executive Committee consisting of Dr. Anderson and Messrs. Liepold, Trimm and Wegmann. Directors will receive $750 for each Executive Committee meeting attended. Directors are also eligible for reimbursement in accordance with Company policy for their expenses incurred in connection with attending meetings of the Board of Directors and the Audit and Compensation Committees.

     Each Non-Employee Director (a person that is elected as a director of the Company or an affiliate of the Company and who is not otherwise employed by the Company or an affiliate of the Company) of the Company also receives stock option grants under the Directors' Plan. Only Non-Employee Directors of the Company or an affiliate of the Company (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Pursuant to the Directors' Plan, an option to purchase 4,500 shares of the Company's Common Stock, representing a pro rata allocation of the shares then available for grant under the Directors' Plan, at an exercise price of $9.75 per share was granted in May 1995 to each of Dr. Anderson and Messrs. Casale, Liepold and Wegmann.

     For a description of the Directors' Plan, see "APPROVAL OF AMENDMENT TO THE 1992 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN."

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ending December 31, 1995, 1994 and 1993, compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to its Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1995, and one former executive officer who departed from the Company during fiscal year 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                            ANNUAL COMPENSATION         ------------
                                         --------------------------      SECURITIES
                                                       BONUS AND         UNDERLYING         ALL OTHER
                                         SALARY      COMMISSIONS(1)      OPTIONS(2)      COMPENSATION(3)
 NAME AND PRINCIPAL POSITION    YEAR       ($)            ($)               (#)                ($)
- ------------------------------  ----     -------     --------------     ------------     ---------------
T. Gary Trimm.................  1995     201,924         150,000           250,000                --
  President, Chief Executive    1994          --              --                --                --
  Officer and Director(4)       1993          --              --                --                --
Dr. Wen H. Chen...............  1995     197,370              --            10,000             7,591
  Senior Vice President,        1994     198,775              --            15,000            11,387
  Research and Chief Scientist  1993     182,891              --            27,500            15,815
Ted S. Augustine..............  1995     156,000          29,796             7,000            12,000
  Vice President, Worldwide     1994     156,767          14,016             7,500                --
  Sales, Videoconferencing      1993     162,020              --            26,500                --
  Products
James D. Lakin................  1995     151,956          37,248            15,000                --
  Vice President, Sales and     1994     147,194          47,097             7,500                --
  Marketing, Broadcast          1993     134,781              --            10,000                --
  Products
John E. Tyson.................  1995     280,000              --            50,000            30,962
  Former President, Chief       1994     244,500              --            40,000            95,442
  Executive Officer and         1993     206,813              --            35,000                --
  Chairman of the Board(5)
Robert A. Silver..............  1995     150,000          52,618            25,000             1,498
  Former Vice President,        1994     100,962          10,000            50,000                --
  Marketing, Videoconferencing  1993          --              --                --                --
  Products(6)

- ---------------
(1) Amounts shown for 1995 consist of a bonus to Mr. Trimm of $150,000 and commissions to Messrs. Augustine, Lakin and Silver of $29,796, $37,248 and $52,618, respectively. Amounts shown for 1994 consist of a commission to Mr. Augustine of $14,016, a bonus of $25,000 and a commission of $22,097 to Mr. Lakin and a bonus of $10,000 to Mr. Silver.

(2) The Company has no stock appreciation rights (SARs).

(3) Amounts shown for 1995 consist of payments to Messrs. Chen, Augustine and Tyson of $7,591, $12,000 and $30,962, respectively, in lieu of accrued and unused paid time off. As of December 31, 1995, Mr. Silver was owed $1,498 in lieu of accrued and unused paid time off. Amounts shown for 1994 consist of payments to Messrs. Chen and Tyson of $11,387 and $95,442, respectively, in lieu of accrued and unused paid time off. Amount shown for 1993 consists of a payment to Mr. Chen of $15,815 in lieu of accrued and unused paid time off.

(4) Mr. Trimm joined the Company in February 1995 as President, Broadcast Products. Since February 1996, Mr. Trimm has been President, Chief Executive Officer and a member of the Board of Directors.

(5) Mr. Tyson resigned as President, Chief Executive Officer and Chairman of the Board in February 1996. Mr. Tyson has currently entered into a consulting relationship with the Company, at a rate that approximates Mr. Tyson's 1995 base annual salary, that will continue through February 1998. As part of the separation and consulting agreement, Mr. Tyson's stock options will continue to vest during the consulting period and will become fully vested in August 1996. In addition, the Company has agreed to permit Mr. Tyson to exercise his stock options, except for certain stock options granted in 1988 and 1989, no later than the end of their full ten-year term, or March 1, 2001, whichever occurs first.

(6) Mr. Silver resigned as Vice President, Marketing, Videoconferencing Products in December 1995. As part of a separation agreement entered into with the Company, Mr. Silver will continue to receive salary and benefits through May 1996.

                       STOCK OPTION GRANTS AND EXERCISES

     The following tables show for the fiscal year ended December 31, 1995 certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                             OPTION GRANTS IN 1995

                                                                                      POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                                 VALUE
                         -------------------------------------------------------     AT ASSUMED ANNUAL RATES
                         NUMBER OF          % OF                                               OF
                         SECURITIES        TOTAL                                           STOCK PRICE
                         UNDERLYING       OPTIONS                                         APPRECIATION
                          OPTIONS        GRANTED TO      EXERCISE                      FOR OPTION TERM(3)
                          GRANTED        EMPLOYEES        PRICE       EXPIRATION     -----------------------
         NAME              (#)(1)        IN 1995(2)       ($/SH)         DATE         5% ($)        10% ($)
- -----------------------  ----------     ------------     --------     ----------     ---------     ---------
T. Gary Trimm..........    250,000           26.6%         7.250        02/15/05     1,139,872     2,888,658
Dr. Wen H. Chen........     10,000            1.1%         8.313        09/12/05        52,280       132,488
Ted S. Augustine.......      7,000             .8%         8.313        09/12/05        36,596        92,741
James D. Lakin.........     15,000            1.6%        10.250        07/25/05        96,693       245,038
John E. Tyson..........     50,000            5.3%        10.250        07/25/05       322,309       816,793
Robert A. Silver(4)....     25,000            2.7%         9.445        04/02/05       148,498       376,322

- ---------------
(1) Options generally vest in equal installments every six months over a four-year period beginning on the date six months after the date of grant. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The Board of Directors may reprice the options under the terms of the Company's option plans.

(2) Based on options exercisable for 938,510 shares granted in 1995.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

(4) As of December 31, 1995, 21,875 of the 25,000 options granted to Mr. Silver in 1995 have lapsed due to his resignation. As of March 1, 1996, the remaining 3,125 options granted in 1995 were unexercised and have also lapsed.

    AGGREGATED OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

                                                                         NUMBER OF
                                                                        SECURITIES            VALUE OF
                                                                        UNDERLYING          UNEXERCISED
                                                                        UNEXERCISED         IN-THE-MONEY
                                                                        OPTIONS AT           OPTIONS AT
                                     SHARES                            DECEMBER 31,         DECEMBER 31,
                                   ACQUIRED ON                            1995(#)             1995($)
                                    EXERCISE           VALUE           EXERCISABLE/         EXERCISABLE/
              NAME                     (#)         REALIZED($)(1)      UNEXERCISABLE      UNEXERCISABLE(2)
- ---------------------------------  -----------     --------------     ---------------     ----------------
T. Gary Trimm....................    -0 -                -0 -          78,571/171,429               0/0
Dr. Wen H. Chen..................    -0 -                -0 -          237,376/30,624          74,500/0
Ted S. Augustine.................    -0 -                -0 -          109,563/24,999           1,367/0
James D. Lakin...................   - 0 -                -0 -           73,438/24,062               0/0
John E. Tyson....................    -0 -                -0 -          274,000/90,000         178,750/0
Robert A. Silver(3)..............    -0 -                -0 -                21,875/0               0/0

- ---------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Based on the closing price on December 29, 1995 of the Common Stock on the Nasdaq National Market of $6.25 per share.

(3) The number of securities underlying unexercised options at December 31, 1995 does not include 53,125 options that have lapsed due to Mr. Silver's resignation. As of March 1, 1996, the remaining 21,875 options were unexercised and have also lapsed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

     During 1995, the Compensation Committee of the Board of Directors (the "Committee") consisted of Dr. Anderson and Messrs. Liepold and Casale. The Committee is responsible for setting and administering the Company's policies governing employee compensation. The Committee evaluates the performance of management and determines compensation policies and levels. The full Board of Directors, with the exception of Mr. Trimm, reviews the Committee's recommendations regarding the compensation of executive officers.

     The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. Annual compensation for the Company's executive officers consists of three elements: cash salary, cash bonus and equity incentives. In addition, executive officers responsible for sales and marketing functions are eligible to participate in sales incentive programs.

Compensation Philosophy

     The Company's compensation program is based on the following principles:

     - Compensation programs should be competitive to help attract and retain the best people in the industry.

     - Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success.

     - Compensation programs should be understandable to employees and should be administered with fairness.

     - Compensation programs should provide a variable element that reflects both the Company's and the individual's performance.

- ---------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Company has amended its option plans so that compensation attributable to stock options will qualify as performance-based compensation under Treasury Regulations issued under Internal Revenue Code Section 162(m). Therefore, compensation expense associated with such options will not be subject to the limitation under Section 162(m) on the deductibility of certain compensation that might otherwise be deemed "excess," and therefore non-deductible.

Cash Compensation

     Base Salary. The Committee generally reviews compensation levels for all employees, including executive officers, and establishes new levels in the first half of each year. The Compensation Committee conducted its annual review of executive officers' salaries at its meeting in September 1995.

     Base salaries for executive officers are determined with reference to a benchmark salary range established for each executive position. These ranges are determined annually by evaluating the duties and responsibilities of each position and benchmarking each position description against the job categories published in a salary survey of U.S.-based high technology companies conducted by a nationally recognized compensation consultant. The companies included in this salary survey vary somewhat from year to year, and thus do not correspond exactly with companies included in either of the indices shown in the performance measurement comparison. Generally, the Company targets the control point for executive base salary ranges at approximately the 60th percentile for U.S.-based high technology companies of comparable size.

     In determining whether to adjust the base salary of an executive, the Committee takes into account individual performance, performance of the organization directed by that executive and the position of the executive's compensation in relation to the established salary range determined as described above. The Company does not attempt to assign a weight to any particular factor or factors. Based on these factors, the Company did not increase the base salary of its Named Executive Officers in 1995.

     Variable Compensation. Variable compensation consists of sales incentive awards that are available to sales and marketing executives, and a cash bonus plan in which all employees at director-level and above participate if they are not eligible for sales incentive awards.

     The Company's sales incentive plans are normally tied to actual sales performance compared to sales targets. In general, sales targets are set at levels greater than or equal to the Company's internal revenue targets, and the variable cash payoff from these plans is designed to be competitive with the variable cash compensation for sales executives of other high technology companies of similar size, as determined using published national survey data such as that described above. Three Named Executive Officers received compensation under sales incentive plans in 1995.

     The bonus plan for 1995 was based on achieving specified percentages of the profits forecasted for the Videoconferencing Products Division, the Broadcast Products Division, and for the Company as a whole in the Company's internal business plan, adopted at the beginning of the year. Profits were defined as operating income for each division and pre-tax income for the company as a whole. The bonus plan specified that no accrual of bonus was to occur until the bonus-generating organization (either of the two divisions or the Company as a whole) achieved a minimum specified percentage of its planned profit. Had the minimum threshold of profitability been reached for any bonus-generating organization, thereafter, bonus would have accrued at a rate such that the target average bonus level would be achieved when the bonus-generating organization achieved its planned profitability. Target average bonus levels were set in light of the variable pay component determined from the above mentioned salary surveys.

     Half of any bonus amounts accrued would have been guaranteed to each bonus plan participant pro rata as a percentage of base compensation, with the other half awarded based upon individual achievement of objectives. For 1995, no bonus amounts were accrued or paid because the minimum thresholds of planned performance were not achieved.

Equity Incentives

     The Company uses its stock option program and employee stock purchase plan to further align the interests of stockholders and employees by creating common incentives related to the possession by employees of a substantial economic interest in the long-term appreciation of the Company's Common Stock. In general, all employees are eligible to participate in the Company's stock option program and in the stock purchase plan. New options are generally granted not more frequently than annually to existing members of management to provide a continuing financial incentive. The size of an option grant is related to (i) the officer's level, e.g., a Senior Vice President would generally be eligible for a larger grant than a Vice President, who would be eligible for a larger grant than a director-level employee, (ii) the number of shares already owned by such executive, (iii) the number of shares of previously granted options which are unvested, and (iv) such employee's overall contribution level. The relative weight given to each of the foregoing factors may vary significantly depending on individual circumstances. Significant grants are also made to new officers upon joining the Company. The Company uses vesting periods (generally four years) to encourage employees to continue in the employ of the Company.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1.0 million. However, the Compensation Committee has determined that stock awards granted under the Company's Option Plans with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

Compensation of Chief Executive Officer

     The Committee uses the same philosophy and procedures described above with respect to the other executive officers in setting the cash compensation and equity incentives for the Chief Executive Officer.

     The Committee reviewed Mr. Tyson's 1995 performance based upon the Company's financial performance in terms of revenue and operating results, as well as the complexity of managing a high technology, multinational company doing business in markets undergoing rapid change. The Committee noted that Mr. Tyson's 1994 base salary was well below the targeted 60th percentile for Chief Executive Officers of U.S.-based high technology companies of comparable size and that Mr. Tyson had received a significant increase in base salary in mid-1994. Based on these considerations, the Committee decided that Mr. Tyson's salary should remain at 1994 levels.

     Mr. Tyson was a participant in the Company's 1995 Bonus Plan as described above. No bonus amounts were accrued for 1995 as a result of failure to reach the minimum specified level of profitability required under the plan. As a result, no bonus was paid to Mr. Tyson for 1995.

     Mr. Tyson received a grant of an option to purchase 50,000 shares of Common Stock in 1995 based on his position as Chief Executive Officer, the desire to provide him with a continued economic interest in the long term appreciation of the Company's Common Stock and the other equity incentives held by him, in descending order of importance.

                                          Dr. Arthur G. Anderson, Chairman
                                          Robert J. Casale
                                          Robert B. Liepold

PERFORMANCE MEASUREMENT COMPARISON (1)

     The following chart shows total stockholder return of the Standard & Poors 500, the H&Q Technology Index and for the Company:

       COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT (2)

 MEASUREMENT PERIOD
(FISCAL YEAR COVERED)             H & Q           S & P            CLI
12/31/90 ........................ 100.00          100.00          100.00
12/31/91 ........................ 147.83          130.47          221.11
12/31/92 ........................ 170.04          140.41          111.11
12/31/93 ........................ 185.56          154.56          108.89
12/31/94 ........................ 215.39          156.60           71.11
12/31/95 ........................ 323.40          215.45           55.56

- ---------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in year end stock price plus reinvested dividends) for the Company, the S&P 500 Stock Index and the H&Q Technology Index, based on December 31, 1990 = 100.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than December 5, 1996 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the meeting in accordance with the Company's Bylaws, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          T. GARY TRIMM
                                          President and Chief Executive Officer

April 11, 1996